CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
GTM HOLDINGS, INC

GTM Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada, DOES HEREBY
 CERTIFY:
1.	That the Certificate of Incorporation is amended by striking out the whole of Article FIRST thereof as it now exists and inserting in lieu and instead thereof, a new Article FIRST reading in its entirely as follows:

"FIRST.   The name of the corporation shall be Asia Premium
Television Group, Inc."

The Certificate of Incorporation is amended by striking out the whole Article Four thereof as it now exists and inserting in lieu and instead thereof, a new Article Four reading in its entirely as follows:

"FOURTH. The corporation shall have authority to issue
850,000,000 shares of common capital stock at a par value of $.001 per share."


2.	This amendment was approved by the written consent of a majority of shareholders pursuant to the Nevada revised statues 78.320 which provides that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a written consent setting forth the actions taken shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

3.	6,859,886 shares of the 11,332,689 shares issued and outstanding approved this amendment.

Dated effective on this _________ day of _________________, 2002.

			GTM Holdings, Inc


			By__________________________
				William A. Fisher
				President